UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A
______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
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NOBLE CORPORATION plc
(Exact name of registrant as specified in its charter)

England and Wales	98-1644664
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

13135 Dairy Ashford,	Suite 800,	Sugar Land,	Texas	77478
(Address of principal executive offices)				(Zip code)
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Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Tranche 1 Warrants of Noble Corporation plc	The New York Stock Exchange
Tranche 2 Warrants of Noble Corporation plc	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act: N/A
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
As previously reported, on September 30, 2022 (the “Merger Effective Date”), pursuant to the business combination agreement, dated November 10, 2021 (as amended, the “Business Combination Agreement”), by and among Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble Cayman”), Noble Corporation plc, a public limited company formed under the laws of England and Wales (the “Company”), Noble Newco Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and The Drilling Company of 1972 A/S, a Danish public limited liability company (“Maersk Drilling”), Noble Cayman merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of the Company, each Tranche 1 warrant to purchase ordinary shares, par value $0.00001 per share, of Noble Cayman (“Noble Cayman Shares”) issued and outstanding immediately prior to the effective time of the Merger (the “Merger Effective Time”) (the “Noble Cayman Tranche 1 Warrants”) was converted automatically into a warrant to acquire a number of A ordinary shares, par value $0.00001 per share, of the Company (“Ordinary Shares”) equal to the number of Noble Cayman Shares underlying such warrant, with the same terms as were in effect immediately prior to the Merger Effective Time (the “Tranche 1 Warrants”), and each Tranche 2 warrant to purchase Noble Cayman Shares issued and outstanding immediately prior to the Merger Effective Time (the “Noble Cayman Tranche 2 Warrants”) was converted automatically into a warrant to acquire a number of Ordinary Shares equal to the number of Noble Cayman Shares underlying such warrant, with the same terms as were in effect immediately prior to the Merger Effective Time (the “Tranche 2 Warrants”). As a result of the Merger, the Ordinary Shares began trading on the New York Stock Exchange (the “NYSE”) under the symbol “NE” on the Merger Effective Date.
The classes of securities to be registered hereby are the Tranche 1 Warrants and the Tranche 2 Warrants. The following is a description of the Tranche 1 Warrants and the Tranche 2 Warrants and related provisions of the Tranche 1 Warrant Agreement, dated as of September 30, 2022, by and among the Company, Computershare Inc. and Computershare Trust Company, N.A. (the “Tranche 1 Warrant Agreement”) and the Tranche 2 Warrant Agreement, dated as of September 30, 2022, by and among the Company, Computershare Inc. and Computershare Trust Company, N.A. (the “Tranche 2 Warrant Agreement”). This description is only a summary and does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement, which are filed as Exhibit 3.3 and Exhibit 3.4, respectively, hereto and incorporated herein by reference.
The Company has been approved to list the Tranche 1 Warrants and the Tranche 2 Warrants on the New York Stock Exchange under the symbols “NE WS” and “NE WSA,” respectively.

Tranche 1 Warrants
On the Merger Effective Date and in connection with the automatic conversion of the Noble Cayman Tranche 1 Warrants into the Tranche 1 Warrants at the Merger Effective Time, the Company entered into the Tranche 1 Warrant Agreement. Immediately following completion of the Merger, there were 6,211,287 Tranche 1 Warrants outstanding. As of June 14, 2023, there were 3,570,317 Tranche 1 Warrants outstanding.
Exercise
The Tranche 1 Warrants are exercisable from the Merger Effective Date until 5:00 p.m., Eastern time, on February 4, 2028, at which time all unexercised Tranche 1 Warrants will expire and the rights of the holders of such Tranche 1 Warrants to purchase Ordinary Shares will terminate. The Tranche 1 Warrants are initially exercisable for one Ordinary Share per Tranche 1 Warrant at an exercise price of $19.27 per Tranche 1 Warrant (as may be adjusted from time to time pursuant to the Tranche 1 Warrant Agreement, the “Tranche 1 Exercise Price”).
Each of the Tranche 1 Warrants is exercisable by a holder paying the Tranche 1 Exercise Price therefor in cash or on a cashless basis, at the election of the holder, upon the terms and subject to the conditions set forth in the Tranche 1 Warrant Agreement.
Anti-Dilution Adjustments
The number of Ordinary Shares for which a Tranche 1 Warrant is exercisable, and the Tranche 1 Exercise Price therefor, are subject to adjustment from time to time upon the occurrence of certain events, including share sub-division, consolidation, capitalization, certain offers by the Company to repurchase Ordinary Shares, dividends and distributions of cash, other securities or other property and certain rights offerings.
No Rights as Shareholders
Pursuant to the Tranche 1 Warrant Agreement, no holder of Tranche 1 Warrants shall have or exercise any rights held by holders of Ordinary Shares solely by virtue thereof as a holder of Tranche 1 Warrants, including the right to vote and to receive dividends and other distributions as a holder of Ordinary Shares.
Black Scholes Protection for Fundamental Transactions
The Tranche 1 Warrant Agreement entitles the holders of Tranche 1 Warrants to Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the Tranche 1 Warrant Agreement). If (i) the Company consummates a Fundamental Transaction while any of the Tranche 1 Warrants remain outstanding and (ii) the consideration to which holders of Ordinary Shares are entitled consists in whole or in part of cash, then the Company will pay for each such Tranche 1 Warrant an amount of cash equal to the greater of (A) the product of (1) the number of Ordinary Shares underlying such Tranche 1 Warrant (the “Tranche 1 Warrant Share Number”) and (2) the amount, if any, by which (x) such cash consideration exceeds (y) the Tranche 1 Exercise Price multiplied by the percentage of the total consideration for the Fundamental Transaction paid or payable in cash (the “Tranche 1 Cash Consideration Percentage”), and (B) the value of such Tranche 1 Warrant as determined in accordance with the Tranche 1 Warrant Agreement based on Black Scholes option pricing inputs as of the date of the consummation of the Fundamental Transaction (the “Tranche 1 Black Scholes Value”) multiplied by the Tranche 1 Cash Consideration Percentage. In addition, if (i) the Company consummates a Fundamental Transaction while any of the Tranche 1 Warrants remain outstanding, (ii) holders of Ordinary Shares are entitled to consideration other than cash or Equity Consideration (as defined in the Tranche 1 Warrant Agreement) (the “Tranche 1 Other Consideration”) and (iii) (1) the Tranche 1 Warrant Share Number multiplied by the amount, if any, by which (w) the fair market value of the Tranche 1 Other Consideration exceeds (x) the Tranche 1 Exercise Price multiplied by the percentage of the total consideration for the Fundamental Transaction represented by the Tranche 1 Other Consideration (the “Tranche 1 Other Consideration Percentage”) is less than (2) (y) the Tranche 1 Black Scholes Value multiplied by (z) the Tranche 1 Other Consideration Percentage, then the Company will pay for each such Tranche 1 Warrant an amount of cash equal to the product of the Tranche 1 Black Scholes Value multiplied by the Tranche 1 Other Consideration Percentage.
Mandatory Exercise
The Tranche 1 Warrant Agreement provides that, from and after the date on which the Tranche 1 Mandatory Exercise Condition (as described below) has occurred and is continuing, each of the Company, on the one hand, and holders of Tranche 1 Warrants holding greater than 1,666,616 Tranche 1 Warrants or, if 1,666,616 or fewer Tranche 1 Warrants remain outstanding, all holders of Tranche 1 Warrants (the “Tranche 1 Required Mandatory Exercise Warrantholders”), on the other hand, have the right and option (but not the obligation) to (i) in the case of the Company, cause all of the Tranche 1 Warrants, and (ii) in the case of the electing Tranche 1 Required Mandatory Exercise Warrantholders, cause all of their respective Tranche 1 Warrants, to be automatically exercised on a cashless basis upon the terms and subject to the conditions set forth therein (a “Tranche 1 Mandatory Exercise”). Pursuant to the Tranche 1 Warrant Agreement, the “Tranche 1 Mandatory Exercise Condition” has occurred if (i) the Company meets or exceeds certain trading price and volume thresholds or (ii) three and one-half years have elapsed since February 5, 2021. A Tranche 1 Mandatory Exercise entitles the holder of each Tranche 1 Warrant subject thereto to (i) the number of Ordinary Shares issuable upon exercise of such Tranche 1 Warrant on a cashless basis and (ii) an amount payable in cash, Ordinary Shares or a combination thereof (in the Company’s sole discretion) equal to the Tranche 1 Black Scholes Value multiplied by a fraction, (A) the numerator of which is (x) the number of Ordinary Shares issuable upon exercise of such Tranche 1 Warrant on a cash basis minus (y) the number of Ordinary Shares issuable upon exercise of such Tranche 1 Warrant on a cashless basis, and (B) the denominator of which is the number of Ordinary Shares issuable upon exercise of such Tranche 1 Warrant on a cash basis.

Tranche 2 Warrants
On the Merger Effective Date and in connection with the automatic conversion of the Noble Cayman Tranche 2 Warrants into the Tranche 2 Warrants at the Merger Effective Time, the Company entered into the Tranche 2 Warrant Agreement. Immediately following completion of the Merger, there were 5,554,369 Tranche 2 Warrants outstanding. As of June 14, 2023, there were 3,637,428 Tranche 2 Warrants outstanding.
Exercise
The Tranche 2 Warrants are exercisable from the Merger Effective Date until 5:00 p.m., Eastern time, on February 4, 2028, at which time all unexercised Tranche 2 Warrants will expire and the rights of the holders of such Tranche 2 Warrants to purchase Ordinary Shares will terminate. The Tranche 2 Warrants are initially exercisable for one Ordinary Share per Tranche 2 Warrant at an exercise price of $23.13 per Tranche 2 Warrant (as may be adjusted from time to time pursuant to the Tranche 2 Warrant Agreement, the “Tranche 2 Exercise Price”).
Each of the Tranche 2 Warrants is exercisable by a holder paying the Tranche 2 Exercise Price therefor in cash or on a cashless basis, at the election of the holder, upon the terms and subject to the conditions set forth in the Tranche 2 Warrant Agreement.
Anti-Dilution Adjustments
The number of Ordinary Shares for which a Tranche 2 Warrant is exercisable, and the Tranche 2 Exercise Price therefor, are subject to adjustment from time to time upon the occurrence of certain events, including share sub-division, consolidation, capitalization, certain offers by the Company to repurchase Ordinary Shares, dividends and distributions of cash, other securities or other property and certain rights offerings.
No Rights as Shareholders
Pursuant to the Tranche 2 Warrant Agreement, no holder of Tranche 2 Warrants shall have or exercise any rights held by holders of Ordinary Shares solely by virtue thereof as a holder of Tranche 2 Warrants, including the right to vote and to receive dividends and other distributions as a holder of Ordinary Shares.

Black Scholes Protection for Fundamental Transactions
The Tranche 2 Warrant Agreement entitles the holders of Tranche 2 Warrants to Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the Tranche 2 Warrant Agreement). If (i) the Company consummates a Fundamental Transaction while any of the Tranche 2 Warrants remain outstanding and (ii) the consideration to which holders of Ordinary Shares are entitled consists in whole or in part of cash, then the Company will pay for each such Tranche 2 Warrant an amount of cash equal to the greater of (A) the product of (1) the number of Ordinary Shares underlying such Tranche 2 Warrant (the “Tranche 2 Warrant Share Number”) and (2) the amount, if any, by which (x) such cash consideration exceeds (y) the Tranche 2 Exercise Price multiplied by the percentage of the total consideration for the Fundamental Transaction paid or payable in cash (the “Tranche 2 Cash Consideration Percentage”), and (B) the value of such Tranche 2 Warrant as determined in accordance with the Tranche 2 Warrant Agreement based on Black Scholes option pricing inputs as of the date of the consummation of the Fundamental Transaction (the “Tranche 2 Black Scholes Value”) multiplied by the Tranche 2 Cash Consideration Percentage. In addition, if (i) the Company consummates a Fundamental Transaction while any of the Tranche 2 Warrants remain outstanding, (ii) holders of Ordinary Shares are entitled to consideration other than cash or Equity Consideration (as defined in the Tranche 2 Warrant Agreement) (the “Tranche 2 Other Consideration”) and (iii) (1) the Tranche 2 Warrant Share Number multiplied by the amount, if any, by which (w) the fair market value of the Tranche 2 Other Consideration exceeds (x) the Tranche 2 Exercise Price multiplied by the percentage of the total consideration for the Fundamental Transaction represented by the Tranche 2 Other Consideration (the “Tranche 2 Other Consideration Percentage”) is less than (2) (y) the Tranche 2 Black Scholes Value multiplied by (z) the Tranche 2 Other Consideration Percentage, then the Company will pay for each such Tranche 2 Warrant an amount of cash equal to the product of the Tranche 2 Black Scholes Value multiplied by the Tranche 2 Other Consideration Percentage.
Mandatory Exercise
The Tranche 2 Warrant Agreement provides that, from and after the date on which the Tranche 2 Mandatory Exercise Condition (as described below) has occurred and is continuing, each of the Company, on the one hand, and holders of Tranche 2 Warrants holding greater than 1,666,616 Tranche 2 Warrants or, if 1,666,616 or fewer Tranche 2 Warrants remain outstanding, all holders of Tranche 2 Warrants (the “Tranche 2 Required Mandatory Exercise Warrantholders”), on the other hand, have the right and option (but not the obligation) to (i) in the case of the Company, cause all of the Tranche 2 Warrants, and (ii) in the case of the electing Tranche 2 Required Mandatory Exercise Warrantholders, cause all of their respective Tranche 2 Warrants, to be automatically exercised on a cashless basis upon the terms and subject to the conditions set forth therein (a “Tranche 2 Mandatory Exercise”).

Pursuant to the Tranche 2 Warrant Agreement, the “Tranche 2 Mandatory Exercise Condition” has occurred if (i) the Company meets or exceeds certain trading price and volume thresholds or (ii) three and one-half years have elapsed since February 5, 2021. A Tranche 2 Mandatory Exercise entitles the holder of each Tranche 2 Warrant subject thereto to (i) the number of Ordinary Shares issuable upon exercise of such Tranche 2 Warrant on a cashless basis and (ii) an amount payable in cash, Ordinary Shares or a combination thereof (in the Company’s sole discretion) equal to the Tranche 2 Black Scholes Value multiplied by a fraction, (A) the numerator of which is (x) the number of Ordinary Shares issuable upon exercise of such Tranche 2 Warrant on a cash basis minus (y) the number of Ordinary Shares issuable upon exercise of such Tranche 2 Warrant on a cashless basis, and (B) the denominator of which is the number of Ordinary Shares issuable upon exercise of such Tranche 2 Warrant on a cash basis.

Item 2. Exhibits.

Exhibit Number	Description

3.1
Amended and Restated Articles of Association of Noble Corporation plc (“Noble”) (filed as Exhibit 3.1 to Noble’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and incorporated herein by reference).

3.2
Registration Rights Agreement, dated as of October 3, 2022, by and between Noble Corporation plc and APMH Invest A/S (filed as Exhibit 10.2 to Noble’s Current Report on Form 8-K filed on October 3, 2022 and incorporated herein by reference).

3.3
Tranche 1 Warrant Agreement, dated as of September 30, 2022, by and among Noble Corporation plc, Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.2 to Noble’s Current Report on Form 8-K filed on September 30, 2022 and incorporated herein by reference).

3.4
Tranche 2 Warrant Agreement, dated as of September 30, 2022, by and among Noble Corporation plc, Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.3 to Noble’s Current Report on Form 8-K filed on September 30, 2022 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NOBLE CORPORATION plc

Dated:	June 26, 2023	By:	/s/ Jennie Howard
		Name:	Jennie Howard
		Title:	Senior Vice President, General Counsel and Corporate Secretary